                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              The Home Depot, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             [THE HOME DEPOT LOGO]

                         PROXY STATEMENT AND NOTICE OF
                                      2001
                          ANNUAL STOCKHOLDERS MEETING

                                                           [THE HOME DEPOT LOGO]

TO OUR STOCKHOLDERS:


It is our pleasure to invite you to attend our 2001 Annual Meeting of Stockholders, which will be held this year on Wednesday, May 30, 2001, at the Cobb Galleria Centre in Atlanta, Georgia. The meeting will start at 10:00 a.m. local time.

On the ballot at this year's meeting are company proposals (1) for the election of the full board of directors and (2) to increase the number of shares of stock available for purchase under the Company's Employee Stock Purchase Plan. Additionally, you will vote on stockholder proposals. We also look forward to answering your questions at the meeting in the manner discussed in the proxy statement. If you will need special assistance at the meeting because of a disability, please contact Kevin Herron at 770-384-3226. We will provide an interpreter for the hearing impaired.

PLEASE NOTE THAT YOU WILL NEED TO SHOW THAT YOU ARE A STOCKHOLDER OF HOME DEPOT TO ATTEND THE ANNUAL MEETING. If your shares are registered in your name, your admission card is attached to your proxy card, and you will need to bring this card with you to the meeting. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. IF YOU DO NOT HAVE EITHER AN ADMISSION CARD OR PROOF THAT YOU OWN HOME DEPOT STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

If you are unable to attend the meeting, you can listen to it live over the Internet. You can access the audio by going to our website, www.homedepot.com. A replay will also be available until June 6, 2001.

We are continuing to offer you the option to receive future proxy materials electronically through the Internet. You can sign up by following the simple instructions contained in this mailing. Receiving future annual reports and proxy statements through the Internet will be simpler for you, will save your company money and is friendlier to the environment. If you have a computer with Internet access, we hope you will follow the instructions and sign up.

Whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by phone, by Internet or by completing, signing and returning the enclosed proxy card.


Thank you for your support.

Sincerely,



/S/ Arthur M. Blank                        /S/ BERNARD MARCUS
--------------------------------------     -------------------------------------
Arthur M. Blank                            Bernard Marcus
Co-Chairman of the Board of Directors      Co-Chairman of the Board of Directors

NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS


TIME:

10:00 a.m. on Wednesday, May 30, 2001

PLACE:

Cobb Galleria Centre
2 Galleria Parkway
Atlanta, Georgia 30339

ITEMS OF BUSINESS:

(1)      To elect the full board of directors.

(2) To amend the Company's Employee Stock Purchase Plan to increase the number of shares of stock available for purchase under the Plan.

(3) To transact other business properly coming before the meeting, including the consideration of stockholder proposals.

WHO CAN VOTE:

You can vote if you were a stockholder of record on April 2, 2001.

ANNUAL REPORT:

A copy of our 2000 Annual Report is enclosed.

DATE OF MAILING:

This notice and the proxy statement are first being mailed to stockholders on or about April 23, 2001.


                       By Order of the Board of Directors
                          Frank L. Fernandez, Secretary

ABOUT THE MEETING


WHAT AM I VOTING ON?

You will be voting on the following:

-        To elect the full board of directors;
- To increase the number of shares of stock available for purchase under the Company's Employee Stock Purchase Plan; and
-        To consider stockholder proposals properly coming before the meeting.

WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on April 2, 2001. Each share of common stock is entitled to one vote. As of April 2, 2001, we had 2,327,253,241 shares of common stock outstanding.

HOW DO I VOTE BEFORE THE MEETING?

You have three voting options:
- Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;
-        By telephone through the number shown on your proxy card; or
-        By mail by completing, signing and returning the enclosed proxy card.

If you hold your shares in the name of a bank or broker, your ability to vote by telephone or the Internet depends on their voting processes. Please follow the directions on your proxy card carefully.

CAN I VOTE AT THE MEETING?

You may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy through the Internet, by telephone or by mail.

CAN I CHANGE MY MIND AFTER I VOTE?

You may change your vote at any time before the polls close at the meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the meeting, (2) voting again by telephone or over the Internet prior to 10:00 a.m. on May 30, 2001 or (3) voting again at the meeting.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Proxies that are signed and returned but do not contain instructions will be voted (1) FOR the election of the nominee directors named on pages 4 and 5 of this proxy statement, (2) FOR the increase in the number of shares of stock available for purchase under the Company's Employee Stock Purchase Plan and (3) AGAINST each of the stockholder proposals.

HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

HOW DO I VOTE IF I PARTICIPATE IN THE FUTUREBUILDER PLAN FOR HOME DEPOT ASSOCIATES?

Shares credited to your FutureBuilder account are included on your proxy card. You may vote your shares by Internet, telephone or mail, all as described on the enclosed proxy card. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it did receive timely instructions. If you also own stock in your own name and not through a broker, your proxy card includes both those shares and shares credited to your FutureBuilder account.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Fleet National Bank c/o EquiServe Limited Partnership, which may be reached at 1-800-577-0177 or at www.equiserve.com.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters. The election of directors and the proposal to increase the number of shares available for purchase under the Company's Employee Stock Purchase Plan are considered routine matters for which brokerage firms may vote unvoted shares. The other proposals to be voted on at our meeting are not considered "routine" under the applicable rules, and therefore brokerage firms may not vote unvoted shares on those matters.

ABOUT THE MEETING

HOW CAN I ATTEND THE MEETING?

The annual meeting is open to all holders of Home Depot common stock. To attend the meeting, you will need to bring evidence of your stock ownership. If your shares are registered in your name, your admission card is attached to your proxy card, and you will need to bring it with you to the meeting. If your shares are in the name of your broker or bank or you received your proxy materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage account statement, and valid picture identification. IF YOU DO NOT HAVE EITHER AN ADMISSION CARD OR PROOF THAT YOU OWN HOME DEPOT STOCK, YOU MAY NOT BE ADMITTED INTO THE MEETING.

HOW CAN I LISTEN TO THE MEETING OVER THE INTERNET?

You can listen to the meeting live by logging onto our website, www.homedepot.com. A replay will also be available until June 6, 2001.

MAY STOCKHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. Representatives of the Company will answer stockholders' questions of general interest at the end of the meeting. In order to give a greater number of stockholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 2, 2001, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting. A "broker non-vote" occurs when a brokerage firm does not vote shares on a particular proposal because the proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares.

HOW MANY VOTES ARE NEEDED TO ELECT DIRECTORS?

The nominees receiving the highest number of "For" votes will be elected as directors. This number is called a plurality. Shares not voted, whether by marking "Abstain" on your proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy card is marked "Withhold Authority," the proxy given will be voted "For" each of the nominees for director.

HOW MANY VOTES ARE NEEDED TO APPROVE THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES AVAILABLE FOR PURCHASE UNDER THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN?

The proposal must receive the "For" vote of a majority of the shares present at the meeting in order to be approved. A properly executed proxy card marked "Abstain" with respect to this proposal will not be voted. Accordingly, abstentions will have the effect of a vote "Against" this proposal.

HOW MANY VOTES ARE NEEDED TO APPROVE THIS YEAR'S STOCKHOLDER PROPOSALS?

Each stockholder proposal will be considered separately. A proposal must receive the "For" vote of a majority of the shares present at the meeting in order to be approved. A properly executed proxy card marked "Abstain" with respect to these proposals and broker non-votes will not be voted. Accordingly, abstentions and broker non-votes will have the effect of a vote "Against" these proposals.

CAN MY SHARES BE VOTED ON MATTERS OTHER THAN THOSE DESCRIBED IN THIS PROXY STATEMENT?

Yes. The Company has not received proper notice of, and is not aware of, any business to be transacted at the meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the meeting, the proxies received will be voted on those matters in accordance with the discretion of the proxy holders.

BOARD OF DIRECTORS INFORMATION

WHAT IS THE MAKEUP OF THE BOARD OF DIRECTORS AND HOW OFTEN ARE MEMBERS ELECTED?

Our Board of Directors currently has 13 members. Last year our stockholders approved a proposal to declassify the Board of Directors. This means that each director stands for election every year.

ARE ANY DIRECTORS NOT STANDING FOR RE-ELECTION?

Yes. Frank Borman is retiring from the Board because he has reached our mandatory retirement age. Additionally, Arthur M. Blank and M. Faye Wilson will not stand for re-election and will resign from the Board as of the Annual Meeting. The Board has nominated Roger S. Penske and Claudio X. Gonzalez to serve as members of the Board. Under the terms of our Certificate of Incorporation, the Board has reduced the size of the Board to twelve members effective as of the Annual Meeting. In the future, the Board may increase the size of the Board and appoint new directors.

WHAT IF A NOMINEE IS UNWILLING OR UNABLE TO SERVE?

That is not expected to occur. If it does, proxies will be voted for a substitute nominated by the Board of Directors.

HOW ARE DIRECTORS COMPENSATED?

Each director who is not an employee of The Home Depot receives $40,000 each year, $10,000 of which is in the form of restricted shares of our common stock. Directors may elect to receive all or any portion of their cash compensation in deferred stock units. Additionally, these directors receive options to purchase 5,000 shares of common stock upon election or appointment to the Board and 3,750 additional options each year. These directors also receive $1,000 for each meeting they attend other than by telephone and are reimbursed for reasonable expenses in attending meetings and conducting store visits. Directors who are also employees of The Home Depot are not separately compensated for their services as directors.

WHAT DOES THE LEAD DIRECTOR DO?

The Lead Director helps the Chairman of the Board develop the agenda for Board meetings and reviews the Board's governance procedures and policies. The Lead Director is also the Chairman of the Nominating and Corporate Governance Committee and chairs any meetings of outside directors. The Lead Director is elected by the Board of Directors for a three-year term. Kenneth G. Langone was elected as the first Lead Director in 1998, and his term expires in August 2001.

HOW OFTEN DID THE BOARD MEET IN FISCAL 2000?

The Board of Directors met eight times during fiscal 2000. Each director attended at least 75% of the meetings of the board and of the committees of which he or she was a member.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(ITEM 1 ON THE PROXY CARD)


WHO ARE THIS YEAR'S NOMINEES?

The directors standing for election this year to hold office until the 2002 annual meeting of stockholders and until his or her successor is elected are:

GREGORY D. BRENNEMAN, 39, Director since 2000
- President of Continental Airlines, Inc. since 1996 and member of the Board and Chief Operating Officer of Continental Airlines since 1995

-        Member of the Board of J. Crew Group Inc.

RICHARD H. BROWN, 53, Director since 2000
- Chairman and Chief Executive Officer of Electronic Data Systems Corporation since 1999

-        Chief Executive Officer of Cable & Wireless plc from 1996 to 1998

-        President and Chief Executive Officer of H&R Block, Inc. from 1995 to
         1996

-        Member of the Board of Vivendi Universal SA
-        Member of :
         -        The Business Council
         -        The Business Roundtable

-        Member of the Board of Trustees of Southern Methodist University

JOHN L. CLENDENIN, 66, Director since 1996
- Retired as Chairman in 1997 and as President and Chief Executive Officer in 1996 of BellSouth Corporation

-        Member of the Board of:
         -        Coca-Cola Enterprises Inc.
         -        Equifax Inc.
         -        The Kroger Co.
         -        National Service Industries, Inc.
         -        Powerwave Technologies, Inc.
         -        Springs Industries Inc.

-  Past Chairman/President of:
         -        The Committee for Economic Development
         -        Junior Achievement
         -        The Boy Scouts of America
         -        U.S. Chamber of Commerce

BERRY R. COX, 47, Director since 1978
- Chairman of Berry R. Cox, Inc., a private investment company with interests in real estate and both public and private securities, for over 20 years

WILLIAM S. DAVILA, 69, Director since 1999
-        President Emeritus of The Vons Companies, Inc. from 1993 through 1999

-        Member of the Board of:
         -        Hormel Foods Corporation
         -        Pacific Gas & Electric Company
         -        Methodist Hospital, Arcadia, California

CLAUDIO X. GONZALEZ, 66, Nominee for Director
-        Chairman and Chief Executive Officer of Kimberly-Clark de Mexico, S.A.
         de C.V. since 1973

-        Member of the Board of:
         -        General Electric Company
         -        Kellogg Company
         -        Kimberly-Clark Corporation
         -        The Mexico Fund, Inc.
         -        Planet Hollywood International, Inc.
         -        Banco Nacional de Mexico
         -        Grupo Carso
         -        Grupo Industrial ALFA
         -        Grupo Modelo
         -        Grupo Televisa
         -        America Movil

MILLEDGE A. HART, III, 67, Director since 1978
- Member of the Board since 1985 and Chairman since 1997 of DocuCorp International Inc.

-        Chairman of the Board of:

         - Hart Group, Inc., a private management service and investment company, since 1988

         -        Rmax, Inc., an insulation manufacturing company, since 1978

- Member of the Board of Trustees and Chairman of the Investment Committee of Southern Methodist University

-        Member of the Board of Directors of Kionix, Inc.

ELECTION OF DIRECTORS AND DIRECTOR BIOGRAPHIES
(ITEM 1 ON THE PROXY CARD)


BONNIE G. HILL, 59, Director since 1999
- President and Chief Executive Officer of The Times Mirror Foundation since 1997

- Senior Vice President, Communications and Public Affairs of the Los Angeles Times since 1998

- Vice President of The Times Mirror Company, a newspaper and publishing company, from 1997 through 2000

-        Chair, Securities and Exchange Commission's Consumer Affairs Advisory
         Board

- Dean of McIntire School of Commerce at the University of Virginia from 1993 through 1996

-        Member of the Board of:
         -        AK Steel Holding Corporation
         -        Hershey Foods Corporation
         -        Niagara Mohawk Holdings Inc.
         -        Hollywood Entertainment Museum
         -        Pomona College
         -        Urban League, Los Angeles, California
         -        Orange County Performing Arts Center

- Member of the Advisory Board of Stanford University Institute for the Study of Women and Gender

KENNETH G. LANGONE, 65, Director since 1978
-  Co-founder of The Home Depot

-  Lead Director of The Home Depot since 1998

- Chairman of the Board, Chief Executive Officer and President of Invemed Associates, Inc., an investment banking and brokerage firm for more than five years

-        Member of the Board of:
         -        ChoicePoint Inc.
         -        General Electric Company
         -        Microtune, Inc.
         -        Tricon Global Restaurants, Inc.
         -        Unifi, Inc.
         -        Cancer Research Fund of the Damon Runyon-Walter Winchell
                  Foundation
         -        The Children's Oncology Society of New York
         -        New York Philharmonic
         -        The New York Stock Exchange, Inc.
         -        New York University and New York University School of Medicine
         -        New York University Leonard Stern School of Business
         -        Robin Hood Foundation

BERNARD MARCUS, 71, Director since 1978
-        Co-founder of The Home Depot and Chairman of the Board since inception

-  Member of the Board of:
         -        ChoicePoint Inc.
         -        Westfield America, Inc.
         -        Kennedy Krieger Institute
         - The National Foundation for the Centers for Disease Control and Prevention
         -        The Marcus Institute, Inc.
         -        The City of Hope

-        Member of the Advisory Board and the Board of Directors of the Shepherd
         Center

ROBERT L. NARDELLI, 52, Director since 2000
-        President and Chief Executive Officer of The Home Depot since December
         2000

- President and Chief Executive Officer of GE Power Systems from 1995 through December 2000

ROGER S. PENSKE, 64, Nominee for Director
-        Founder and Chairman of Penske Corporation since 1969

-        Chairman of Penske Truck Leasing Corporation since 1982

-        Chairman of United Auto Group, Inc. since 1999

-        Vice Chairman and Member of the Board of International Speedway
         Corporation

-        Member of the Board of:
         -        Delphi Automotive Systems Corporation
         -        General Electric Company
         -        Detroit Renaissance

-        Trustee of:
         -        Henry Ford Museum
         -        Greenfield Village

-        Member of The Business Council


                              WE RECOMMEND THAT YOU
                            VOTE FOR THE ELECTION OF
                                 THESE DIRECTORS

BOARD OF DIRECTORS COMMITTEES

WHAT ARE THE COMMITTEES OF THE BOARD?

Our Board of Directors has the following committees:

                                                                                                 NUMBER OF MEETINGS/CONSENT
NAME OF COMMITTEE AND MEMBERS                   FUNCTIONS OF THE COMMITTEE                       ACTION IN FISCAL 2000
-----------------------------                   --------------------------                       --------------------------
EXECUTIVE:
    Bernard Marcus, Chair                       - Exercises the authority of the full                         8
    Arthur M. Blank*                                 Board between Board meetings
    Berry R. Cox
    Milledge A. Hart, III
    Kenneth G. Langone
    Robert L. Nardelli


AUDIT:                                          - Oversees auditing procedures
    Berry R. Cox, Chair                         - Receives and accepts the report of                          4
    Frank Borman*                                    independent auditors
    Richard H. Brown                            - Oversees internal systems of accounting
    William S. Davila                                and management control
    Milledge A. Hart, III                       - Makes recommendations regarding the
                                                     selection of independent auditors

STOCK OPTION:
    Bernard Marcus, Chair                       - Administers stock incentive plans                           4
    Arthur M. Blank*                            - Makes grants of stock awards to
    Kenneth G. Langone                               associates pursuant to stock
    Robert L. Nardelli                               incentive plans


COMPENSATION:
    John L. Clendenin, Chair                    - Reviews and recommends compensation                         4
    Frank Borman*                                    of directors and executive officers
    Berry R. Cox                                - Makes grants of stock awards to officers
    William S. Davila                                pursuant to stock incentive plans


NOMINATING AND
CORPORATE GOVERNANCE:                           - Makes recommendations for nominees
    Kenneth G. Langone, Chair                         for director**                                          2
    John L. Clendenin                           - Reviews and monitors activities of
    Milledge A. Hart, III                            Board members
    Bonnie G. Hill                              - Develops, sets and maintains corporate
                                                     governance standards

HUMAN RESOURCES:
    Bonnie G. Hill, Chair                       - Reviews and recommends policies,                            4
    Gregory D. Brenneman                             practices and procedures concerning
    Kenneth G. Langone                               employment-related matters
    M. Faye Wilson*

*        Not standing for re-election

** The Nominating and Corporate Governance Committee will consider nominees recommended by the Company's stockholders. Any recommendations should be submitted to the Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339.

PROPOSED AMENDMENT TO INCREASE THE NUMBER OF SHARES OF STOCK AVAILABLE FOR PURCHASE UNDER THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN
(ITEM 2 ON THE PROXY CARD)


WHAT AM I VOTING ON?

A proposal to amend the Company's Employee Stock Purchase Plan to increase the number of shares of common stock available for purchase under the plan by 30 million shares.

WHY DOES THE BOARD WANT TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR PURCHASE UNDER THE PLAN?

We consider the plan a key benefit to our associates. We encourage and enable our associates to own the Company's stock so that they have a vested interest in our success and their interests are aligned with those of our customers and stockholders. The popularity of the plan, along with the growth of our associate base, has generated the need for additional plan shares to ensure that there is a sufficient number of shares available for future purchases. As of April 2, 2001, we had issued 98,761,846 shares of common stock pursuant to the plan, and 856,904 shares that have previously been approved by stockholders remained available for future issuance under the plan. We believe the additional shares will be sufficient for purchases under the plan for approximately four years.

WHO IS ELIGIBLE TO PARTICIPATE IN THE EMPLOYEE STOCK PURCHASE PLAN?

All associates who work 20 hours or more per week and have been employed for more than five months in a calendar year by the Company or its subsidiaries are eligible to participate in the plan. Associates must be actively employed on the last day of the purchase period to receive their shares. Participation in the plan is voluntary. As of April 2, 2001, approximately 242,850 associates were eligible to participate in the plan.

HOW DOES THE PLAN WORK?

The plan consists of a Spring purchase period and a Fall purchase period. Each purchase period lasts 12 months. Associates may participate in one or both purchase periods. Associates fund their purchases through voluntary payroll deductions that accumulate in accounts maintained in each associate's name. The funds are held until the given purchase period ends or until the associate withdraws from the plan.

At the end of each purchase period, the amount credited to the associate's account is applied to the purchase of the Company's stock at a price equal to 85% of the market price on the first or last day of the purchase period, whichever price is lower.

An associate who has elected to participate in the plan may cancel that election or reduce the amount of his payroll deduction, subject to certain limitations under the plan. If an associate cancels his payroll deductions, the amount credited to the associate's account for the given purchase period may either be used to purchase shares at the end of the purchase period or be paid to the associate, at the associate's option.

ARE THERE ANY LIMITATIONS AS TO HOW MANY SHARES AN ASSOCIATE MAY PURCHASE UNDER THE PLAN?

Yes.  There are three limitations:

- Associates may not elect to make payroll deductions under the plan that are more than 20% of their gross annual income. If an associate enrolls for both purchase periods, the combined deduction cannot exceed 20%.

- Associates who would own 5% or more of the Company's outstanding shares of stock, including options to purchase stock, as a result of participating in the plan cannot enroll in the plan.

- Associates may not purchase common stock under the plan with a fair market value of more than $25,000 in a given calendar year.

WHAT ARE THE TAX CONSEQUENCES OF PARTICIPATING IN THE PLAN?

The plan, as well as the rights of associates to purchase stock under the plan, is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. No income other than dividends are taxable to an associate until the shares purchased under the plan are sold. When the shares are sold, the associate will generally be subject to tax, and the amount of the tax will depend upon on how long the associate had held the stock.

WHAT RIGHTS WILL THE ADDITIONAL PLAN SHARES HAVE?

If approved, the additional shares of common stock will have the same voting and other rights as all other shares of our common stock.

WHERE CAN I GET A COPY OF THE PLAN?
This summary is not a complete description of all of the provisions of the plan. You can obtain a copy of the actual plan document by sending a written request to our Corporate Secretary at 2455 Paces Ferry Road, N.W., Atlanta, Georgia 30339.

                         WE RECOMMEND THAT YOU VOTE FOR
                         THE ADOPTION OF THIS PROPOSAL

STOCKHOLDER PROPOSAL A
(ITEM 3 ON THE PROXY CARD)


We have been notified that this proposal will be presented for consideration at the meeting:

         Whereas, The Home Depot, Inc. currently has extensive overseas operations, and

         Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

         Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

         Whereas, a number of corporations have implemented independent monitoring pilot programs with respected local human rights and religious organizations to strengthen compliance with international human rights norms in selected supplier factories, and

         Whereas, the Council on Economic Priorities has established a program of independent monitoring known as the SA8000 Social Accountability Standards, and

         Whereas, these standards incorporate the conventions of the International Labor Organization (ILO) on workplace human rights which include the following principles:

                  1) All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)
                  2) Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135)
                  3) There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO Convention 100 and 111)
                  4) Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)
                  5)       There shall be no use of child labor. (ILO Convention
                           138), and

         Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company's commitment to human rights is to be maintained,

         Therefore, be it resolved that the company commit itself to the full implementation of the aforementioned human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards.

Promptly upon receipt of an oral or written request, we will provide you with the name and address of each proponent and the number of shares of stock held by each proponent.

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL A


WHAT IS THE RECOMMENDATION OF THE COMPANY?

THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

WHAT IS THE COMPANY'S POSITION REGARDING HUMAN RIGHTS IN THE WORKPLACE?

Our values require that we have the highest commitment to protecting the rights of our associates throughout the world. We are also committed to doing business with vendor partners who respect the rights of their employees and who have a self-represented workforce.

WHAT DOES HOME DEPOT REQUIRE OF ITS VENDORS RELATED TO WORKPLACE STANDARDS?

We will not do business with any vendor that employs child or forced labor, and we require vendors to comply with all laws of the jurisdictions in which they do business. In addition, we require vendors located outside of the United States with whom we directly contract to purchase merchandise to meet additional requirements related to working conditions for their employees.

HOW MUCH OF HOME DEPOT'S PRODUCT IS DIRECTLY SOURCED FROM OVERSEAS?

We currently contract directly with vendors located outside of the United States to purchase and import products representing approximately 6% of our sales.

WHAT DOES THE COMPANY REQUIRE OF ITS GLOBAL VENDORS FROM WHOM THE COMPANY DIRECTLY SOURCES PRODUCTS?

We currently require all global vendors from whom we directly source merchandise to agree to comply with all applicable laws and to maintain certain working conditions for their employees, including:

     -    fair compensation;
     -    reasonable work hours;
     -    no child labor;
     -    no forced or prison labor;
     -    no discrimination; and
     -    no corporal punishment or other forms of mental or physical coercion.

Additionally, factories producing merchandise for us must provide adequate medical facilities, fire exits and safety equipment.

DOES HOME DEPOT REQUIRE GLOBAL VENDORS FROM WHOM IT DIRECTLY PURCHASES PRODUCTS TO CERTIFY THAT THEY ARE COMPLYING WITH CERTAIN OF THESE STANDARDS?

We require these global vendors to confirm prior to releasing most shipments that their factories continue to meet our standards related to child labor and prison or forced labor. This certification is also signed by our second party service provider that performs merchandise audits for us.

WHAT IF THESE VENDORS FAIL TO COMPLY WITH THESE POLICIES?

If a particular factory used by a global vendor from whom we directly source merchandise violates our standards, we take appropriate corrective actions, which could include canceling the outstanding orders for merchandise, prohibiting future use of the non-complying factory or terminating our relationship with the vendor.

WHY DOES THE COMPANY OPPOSE THIS PROPOSAL?

Our philosophy toward our associates and the requirements we place on our global vendors from whom we directly purchase merchandise reflect principles that are similar to the goals espoused by the proponent of this proposal and similar groups. We have already committed Company resources to implement and enforce policies that meet these goals. Having addressed the issues presented by the proposal, we do not believe that adoption of the proposal would enhance our values, our commitment to our associates or the standards required of our vendors.

                           WE RECOMMEND THAT YOU VOTE
                          AGAINST THE ADOPTION OF THIS
                              STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL B
(ITEM 4 ON THE PROXY CARD)


We have been notified that this proposal will be presented for consideration at the meeting:

         WHEREAS: Home Depot claims to bar employment discrimination but its written policies do not explicitly bar discrimination based on sexual orientation;

         Our company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage to its reputation as an equal opportunity employer;

         San Francisco, Atlanta, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

         Our company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation; A recent National Gay and Lesbian Task Force study has found that 16% - 44% of gay men and lesbians in twenty cities nationwide experienced workplace sexual orientation harassment or discrimination;

         Other leading retailers, including Albertson's, BJ's Wholesale, CompUSA, Costco, Office Depot, Safeway, Sears, Staples, SuperValu, Target, TJX, Toys R Us, and Walgreen's, all explicitly bar discrimination based on sexual orientation, as do more than half of Fortune 500 companies;

         National public opinion polls consistently find more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals;

         RESOLVED: The Shareholders request the Board of Directors amend Home Depot's written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement this policy.

         STATEMENT: By implementing a written policy prohibiting discrimination based on sexual orientation, our Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Promptly upon receipt of an oral or written request, we will provide you with the name and address of each proponent and the number of shares of stock held by each proponent.

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL B


WHAT IS THE RECOMMENDATION OF THE COMPANY? THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

WHAT IS THE COMPANY'S POSITION REGARDING DISCRIMINATION ON THE BASIS OF SEXUAL ORIENTATION?

Our core values require that our associates treat everyone with respect and that we take care of our people. We pride ourselves on maintaining an inclusive environment. Accordingly, we do not tolerate the disrespectful treatment, discrimination or harassment of any associate, vendor or customer.

WHAT IS THE COMPANY'S WRITTEN POLICY OF NON-DISCRIMINATION?

Our stated policy is that we do not discriminate on the basis of color, race, age, sex, natural origin, religion or disability. This policy mirrors the categories required by the federal laws. If we go beyond legal requirements, it would be impossible to enumerate additional categories that fully express our inclusiveness.

WHAT DOES THE COMPANY DO TO PROMOTE DIVERSITY?

We are continually developing and implementing programs that promote diversity. For example, we have implemented programs in our stores that incorporate state of the art hiring and promotion practices that are fair and equitable to everyone. We firmly believe that hiring, retaining and promoting associates from a wide variety of backgrounds is essential to ensuring that we have the strongest workforce possible. Additionally, we believe that having associates who reflect the differences in the communities we serve is good business and provides us with a competitive advantage.

WHAT HAS THE COMPANY DONE TO RECOGNIZE SAME-SEX PARTNERS OF ASSOCIATES?

During 2000, we extended a number of family benefits to same and opposite sex domestic partners and their dependents. We made available to domestic partners the opportunity to participate to the same extent spouses do with respect to the following benefits: leave equivalent to that available under the Family and Medical Leave Act, bereavement pay, relocation expenses, inclusion in the Employee Assistance Program and membership in the fitness and health program. In addition, certain laws prevent the Company from treating same-sex partners in an equivalent manner as spouses for some benefits.

WHY DOES THE COMPANY OPPOSE THIS PROPOSAL?

We believe this proposal is not necessary. The Company has taken a number of steps to recognize domestic partners and to respect the relationships of our associates and customers. Moreover, it is an essential part of our Company's values to respect all people, and we require each of our associates to act in accordance with that value every day. Additionally, we are fully committed to complying with all applicable equal employment opportunity laws, and we recognize the value a diverse workforce brings to our Company.

HOW CAN I LEARN MORE ABOUT THE COMPANY'S PROGRAMS TO PROMOTE DIVERSITY?

You can obtain a copy of our 2000 Social Responsibility Report at the annual stockholders' meeting, at our Internet site, www.homedepot.com, or by writing to: Community Affairs, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339.

                           WE RECOMMEND THAT YOU VOTE
                          AGAINST THE ADOPTION OF THIS
                              STOCKHOLDER PROPOSAL

STOCKHOLDER PROPOSAL C
(ITEM 5 ON THE PROXY CARD)


We have been notified that this proposal will be presented for consideration at the meeting:

         ADOPT PROPOSAL THAT WON 55% SHAREHOLDER VOTE in 2000: SIMPLE-MAJORITY VOTE

         Home Depot shareholders request reinstatement of simple majority vote on all issues subject to shareholder vote to the fullest extent possible. This includes requiring that any future proposal on this proposal topic be put to a shareholder vote - as a separate proposal.

         The Investor Responsibility Research Center reported this proposal won 55% approval in 2000 and was sponsored by this shareholder, John Chevedden, Redondo Beach, Calif. This proposal would arguably have won greater than 55% approval if the shareholder had equal resources to communicate with other shareholders as management has.

         WHAT INCENTIVE IS THERE FOR GOOD CORPORATE GOVERNANCE - HIGHLIGHTED BY SIMPLE-MAJORITY VOTE?

         A recent survey by the international management consultancy McKinsey & Co. shows that institutional investors are prepared to pay an 18% premium for good corporate governance.

                      Wall Street Journal   June 19, 2000


         Home Depot is requested to reinstate simple-majority vote as a step to improve corporate management practices. HD STOCK WAS HAMMERED BY A RECORD 29% ONE-DAY DROP ON OCTOBER 12, 2000 ON THE 1ST EARNINGS WARNING IN 5 YEARS.

         The following Home Depot practices are not in the best interest of shareholders according to many institutional shareholders. Institutions own 60% of Home Depot stock and mutual funds an additional 20%. Institutions and funds have a fiduciary duty to vote in the best interest of shareholders.

         -   No annual election of each director:
             A resolution to reform this won 67% shareholder approval in 2000.
         -   60% of HD directors are not independent.
             Source: Investor Responsibility Research Center
         - With 60% of HD directors not independent: 30% of HD directors are management - yet paradoxically the directors' principle duty is to monitor management.
             Another 30% of HD directors have added pecuniary links to the company.
         - A further 30% of HD directors have significant flaws according to the standards of many institutional investors:
             1) Mr. Cox, a director for 23 years, or 1/2 his life, has but one business qualification.
             2)  Ms. Hill owns only 510 shares.
             3)  Mr. Clendenin is over-extended with 9 outside boards seats.

         Additional questionable management practices, according to many institutional investors, include:

         -   Directors with divided loyalty sit on key committees:
             All members of a board's audit, nominating and compensation committees should be independent.
             Source: The Council of Institutional Investors Shareholder Bill of Rights (www.cii.org).
         -   No cumulative voting.
         -   No confidential voting.
         - Management can personally telephone shareholders and ask them to change their vote.

         These sub-par practices and recent earnings setbacks highlight the need to start to improve management practices with this one proposal.

             To help restore Home Depot's stock price:

              ADOPT PROPOSAL THAT WON 55% SHAREHOLDER VOTE in 2000:
                              SIMPLE-MAJORITY VOTE

                                    Yes on 5

Promptly upon receipt of an oral or written request, we will provide you with the name and address of each proponent and the number of shares of stock held by each proponent.

COMPANY RESPONSE TO STOCKHOLDER PROPOSAL C


WHAT IS THE RECOMMENDATION OF THE COMPANY?

THE COMPANY RECOMMENDS THAT YOU VOTE AGAINST THE ADOPTION OF THIS STOCKHOLDER PROPOSAL.

WHAT MATTERS CURRENTLY REQUIRE A SUPER-MAJORITY VOTE?

Only one provision in our Certificate of Incorporation, referred to as a "fair price provision," requires a super-majority vote. All other matters that could be submitted to you as a stockholder require approval of only a simple majority.

WHAT IS THE FAIR PRICE PROVISION AND HOW DOES IT REQUIRE A SUPER-MAJORITY VOTE?

Our fair price provision is designed to protect stockholders in the event of certain types of unsolicited attempts to acquire control of the Company, such as certain tender offers. Usually in the case of a tender offer, the bidder will launch a tender offer to acquire a majority of the shares and, if successful, then propose another transaction to acquire the remainder of the Company's outstanding shares. The fair price provision protects the holders of those remaining shares if the bidder does not pay them fairly compared to the price paid to acquire its other shares. If a bidder is not treating the remaining stockholders fairly, then the fair price provision requires the approval of 80% of our outstanding shares to approve that proposed transaction. This is the super-majority voting provision.

WHAT IF A BIDDER DOES OFFER A FAIR PRICE TO ALL STOCKHOLDERS?

The fair price provision would not apply and should not discourage these types of transactions. The fair price provision is not intended to prevent unsolicited offers, but only to require that acquisition attempts that may treat some stockholders unfairly are approved by 80% of our stockholders.

WHY DOES THE COMPANY BELIEVE THE FAIR PRICE PROVISION IS ADVANTAGEOUS TO STOCKHOLDERS?

We believe the fair price provision affords our stockholders important protections in case of an unsolicited attempt to acquire control of the Company. It makes it more difficult for a small number of self-interested stockholders to take actions that benefit them, but that may be abusive to other stockholders. Without this provision, it would be possible for the holders of 50% of our stock represented at a meeting to take actions that may not achieve the best results for other stockholders.

IS HOME DEPOT COMMITTED TO THE HIGHEST STANDARDS OF CORPORATE GOVERNANCE?

Yes. A majority of our directors are independent, which means that they are not employees and do not have other significant relationships with the Company. Beginning this year, all of our Board members are elected at each annual meeting of stockholders. All of our directors agree to visit 20 stores each year, an extraordinary time commitment that enables our directors to make more informed decisions about our business that are in the best interest of all stockholders.

IS THE FAIR PRICE PROVISION CONSISTENT WITH GOOD CORPORATE GOVERNANCE?

We believe that the fair price provision, with its super-majority voting requirement, represents our commitment to outstanding corporate governance by helping to ensure that all stockholders would be treated fairly in case of an attempt to acquire control of the Company.

WOULD APPROVAL OF THIS PROPOSAL AUTOMATICALLY ELIMINATE THE SUPER-MAJORITY VOTING REQUIREMENT?

This proposal is a suggestion that, if approved, would recommend that the Board take action. Delaware law requires that both the Board and the stockholders would have to act to make the proposed change. While the Board would consider the proposed amendment, its fiduciary duties require that the Board could only approve and recommend the amendment required by this proposal if it believes it is in the best interest of the Company and its stockholders. If the Board were to approve the amendment, stockholders owning 80% of the Company's outstanding shares would have to vote to approve it.

                           WE RECOMMEND THAT YOU VOTE
                          AGAINST THE ADOPTION OF THIS
                              STOCKHOLDER PROPOSAL

EXECUTIVE COMPENSATION


The following tables discuss the compensation earned by those who served as our Chief Executive Officer during fiscal 2000 and the four other most highly compensated executive officers in fiscal years 2000, 1999, and 1998:

                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                                 LONG TERM
                                                                                         COMPENSATION AWARDS
                                                                          Other Annual       Securities               All Other
                                   Fiscal      Salary       Bonus         Compensation   Underlying Options (1)   Compensation (2)
Name and Principal Position         Year        ($)          ($)               ($)               (#)                     ($)
----------------------------------------------------------------------------------------------------------------------------------
Bernard Marcus                      2000       900,000            -- (3)     10,561                  --                55,705
   Co-Chairman of the Board         1999       900,000     2,000,000         60,652 (4)              --                56,478
                                    1998       900,000     2,000,000          4,263                  --               163,517

Arthur M. Blank (5)                 2000     1,000,000            -- (3)    137,716 (4)              --               211,334
   Co-Chairman of the Board         1999       980,769     3,000,000        104,984 (4)              --               212,063
   and former President and         1998       900,000     2,000,000          5,972                  --               210,462
   Chief Executive Officer

Robert L. Nardelli (5)              2000       202,531            --             --           3,500,000                50,400 (6)
   President and                    1999            --            --             --                  --                    --
   Chief Executive Officer          1998            --            --             --                  --                    --

Anders C. Moberg                    2000       750,000       750,000          8,929              51,886                 8,119
   Division President -             1999       360,576       375,000             --             377,680                 4,142
   International                    1998            --            --             --                  --                    --

Dennis J. Carey                     2000       540,384            --          9,600             101,886                27,094
   Executive Vice President and     1999       495,192       364,800            215              70,137                 5,750
   Chief Financial Officer          1998       328,846       346,560             --             422,475                 3,576

Mark R. Baker                       2000       505,769         6,723        120,532 (4)         101,886                33,757
   Executive Vice President and     1999       374,615       281,537          1,401              58,137                24,234
   Chief Merchandising Officer      1998       312,884       224,602          2,492              40,695                14,304

         (1) Share amounts have been adjusted for a two-for-one stock split effected in the form of a stock dividend on July 2, 1998, and a three-for-two stock split effected in the form of a stock dividend on December 30, 1999. Neither Mr. Marcus nor Mr. Blank participates in any of the Company's stock option plans.

         (2)      "All other compensation" consists of:

                           -  Matching contributions under the 401(k) component
                                    of our FutureBuilder plan;
                           -  Allocations of "stock units" under the 401(k)
                                  restoration plan valued based on the market value of our common stock on the day such amounts were credited to the participants' accounts; and
                           -  Payment of annual life insurance premiums.

The following table shows the amount of each category of "all other compensation" received by each of the named individuals:

NAME                   401(k)MATCHING CONTRIBUTION         ALLOCATION UNDER RESTORATION PLAN         INSURANCE PREMIUMS
-----------------------------------------------------------------------------------------------------------------------
Bernard Marcus                  $5,950                                  $29,050                           $ 20,705
-----------------------------------------------------------------------------------------------------------------------
Arthur M. Blank                 $5,950                                  $29,050                           $176,334
-----------------------------------------------------------------------------------------------------------------------
Robert L. Nardelli                  --                                       --                                 --
-----------------------------------------------------------------------------------------------------------------------
Anders Moberg                   $3,977                                       --                           $  4,142
-----------------------------------------------------------------------------------------------------------------------
Dennis J. Carey                     --                                  $21,344                           $  5,750
-----------------------------------------------------------------------------------------------------------------------
Mark R. Baker                   $6,219                                  $25,597                           $  1,941
-----------------------------------------------------------------------------------------------------------------------

EXECUTIVE COMPENSATION


(3) Messrs. Marcus and Blank earned bonuses for fiscal 2000 of $2,000,000 and $3,000,000, respectively, but each declined to accept any bonus.

(4) "Other annual compensation" includes the benefit for personal use of airplanes owned by the Company in the amount of $31,021 in 1999 for Mr. Marcus and $96,335 in 2000 and $72,081 in 1999 for Mr. Blank. "Other annual compensation" for Mr. Baker includes reimbursement for housing expenses in the amount of $50,000.

(5) Mr. Blank served as President and Chief Executive Officer until December 4, 2000, when Mr. Nardelli assumed those positions.

(6) Mr. Nardelli received this payment from the Company to reimburse him for certain payments related to restricted stock he forfeited from his former employer.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                              % of Total                                         Potential Realizable Value at
                        Number of             Options                                             Assumed Annual Rate of Stock
                        Securities            Granted to                                         Price Appreciation for Option
                        Underlying            Employees           Exercise or                           Term (10)Years
                        Options Granted       in Fiscal Year      Base Price      Expiration
Name                    (#)                   (%)                 ($/Sh)          Date              5% ($)            10% ($)
-----------------------------------------------------------------------------------------------------------------------------

Bernard Marcus                   --               --                  --                --              --                 --
Arthur M. Blank                  --               --                  --                --              --                 --
Robert L. Nardelli        1,000,000             6.72               40.75           12/3/10      25,627,456         64,945,005
                          2,500,000            16.81               40.75           12/3/14      81,513,673        220,764,288
Anders Moberg                51,886              .34               53.00           2/24/10       1,729,434          4,382,725
Dennis J. Carey             101,886              .68               53.00           2/24/10       3,396,005          8,606,142
Mark R. Baker               101,886              .68               53.00           2/24/10       3,396,005          8,606,142

* These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise.

            AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES



                                                              Number of Securities              Value of Unexercised
                                                              Underlying Unexercised          In-the-Money Options at
                                                          Options at Fiscal Year-End (#)         Fiscal Year-End ($)
                     Shares Acquired     Value
Name                 on Exercise (#)     Realized ($)      Exercisable     Unexercisable     Exercisable   Unexercisable
------------------------------------------------------------------------------------------------------------------------
Bernard Marcus              --                  --                 --              --                --              --
Arthur M. Blank             --                  --                 --              --                --              --
Robert L. Nardelli          --                  --          1,500,000       2,000,000         6,000,000       8,000,000
Anders Moberg               --                  --                670         428,896             4,997       2,811,853
Dennis J.Carey              --                  --            107,346         487,152         2,284,937       7,224,732
Mark R. Baker           71,165           2,099,629             55,187         286,542         1,738,763       4,340,990

EXECUTIVE COMPENSATION


WHAT ARE THE TERMS OF MR. NARDELLI'S EMPLOYMENT AGREEMENT?

The Company has an Employment Agreement with Robert Nardelli retaining him as the President and Chief Executive Officer of the Company. The initial term of the agreement expires on December 31, 2005, and, beginning on January 1, 2003, the term automatically extends so that the remaining term is always three years.

In determining Mr. Nardelli's compensation, the Board focused on competitive levels of compensation for CEOs managing operations of similar size, complexity and performance level and the importance of hiring a President and CEO with the strategic, financial and leadership skills to ensure the Company's continued growth into the foreseeable future. Based on these factors, the Board set Mr. Nardelli's annual base salary at not less than $1,500,000. Beginning in fiscal 2002, Mr. Nardelli will receive an annual bonus of no less than $3,000,000.

The Company believes it is essential that a large portion of our executive officers' total compensation is tied to stock performance, which more closely aligns their interests with the long-term interests of stockholders. To reflect this belief and in recognition that Mr. Nardelli forfeited substantial equity ownership rights provided by his former employer, Mr. Nardelli received two stock option awards. The first entitles him to purchase 1,000,000 shares of common stock at $40.75 per share. This stock option is immediately exercisable. The second stock option award entitles him to purchase 2,500,000 shares of common stock at $40.75 per share and vests in 500,000 share increments on the grant date and each of the first four anniversaries of the grant date. Beginning in 2002, Mr. Nardelli will receive additional annual option awards to purchase no less than 450,000 shares of common stock. The Company also granted him deferred stock units corresponding to 750,000 shares of common stock, which vest one-fifth per year beginning on the date of grant.

Mr. Nardelli received a loan from the Company in the amount of $10,000,000, which accrues interest at the rate of 5.8% per year, compounded annually. As a long-term employment incentive, the obligation to repay the loan and accrued interest will be forgiven 20% per year on each of the first five anniversaries of the date Mr. Nardelli's employment began if he is employed by the Company on each such date. The loan may be forgiven earlier under certain circumstances. If Mr. Nardelli's employment is terminated by the Company for cause or by Mr. Nardelli other than for good reason, then Mr. Nardelli will repay the outstanding principal.

To compensate Mr. Nardelli in part for forfeiting retirement benefits made available from his former employer, the Company agreed to provide him with deferred compensation. Beginning on the later of his 62nd birthday or termination of employment, Mr. Nardelli will be entitled to a cash benefit in an annual amount equal to 50% of his then-current salary and his most recent annual bonus (or, if greater, the then-current target amount for his bonus), subject to offset for certain pension benefits to be paid to him by the Company or his prior employers. The amount of the benefit may be reduced if Mr. Nardelli's employment is terminated under certain circumstances.

If Mr. Nardelli's employment is terminated either by the Company for cause or by Mr. Nardelli other than for good reason, then the Company will pay him all cash compensation accrued but not paid as of the termination date. If Mr. Nardelli's employment is terminated by the Company other than for cause, by Mr. Nardelli for good reason or for any reason within 12 months after a change in control or due to death or disability, Mr. Nardelli will receive certain benefits, including: (1) $20,000,000; (2) immediate vesting of unvested equity-based awards and deferred compensation; (3) for each year prior to 2006 for which an annual option award has not yet been granted, a fully vested stock option award in accordance with the agreement; and (4) immediate forgiveness of any outstanding principal and accrued interest of the loan. If Mr. Nardelli's employment terminates due to his retirement after he attains age 62 or upon a change in control of the Company, all equity-based awards made under his employment agreement or otherwise will fully vest and remain exercisable through the end of their original term.

EXECUTIVE COMPENSATION

Termination of employment for good reason generally means the occurrence of certain events without Mr. Nardelli's consent, including, (1) the Company assigning Mr. Nardelli duties inconsistent with his duties and responsibilities as President and CEO; (2) failure of the Company to comply with certain provisions of the employment agreement; or (3) failure to elect Mr. Nardelli sole Chairman of the Board on or before December 31, 2001 or such other date specified by Mr. Nardelli on 30 days' notice. Termination for cause means that Mr. Nardelli (1) has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to employment duties that results in material economic harm to the Company, subject to certain conditions, or (2) has been convicted of a felony involving theft or moral turpitude.

In addition to these and other benefits set forth in the employment agreement, Mr. Nardelli is entitled to participate in the benefit plans offered to all senior executives of the Company. In addition, the Company will reimburse Mr. Nardelli for income taxes applicable to certain benefits and payments received under the agreement and for excise taxes imposed on him in the event payments or benefits received by him under the agreement, or otherwise, result in "parachute payments" under the Internal Revenue Code.

COMPENSATION COMMITTEE REPORT

Filings made by companies with the Securities and Exchange Commission sometimes "incorporate information by reference." This means the Company is referring you to information that has been previously filed with the SEC and that this information should be considered as part of the filing you are reading. The Compensation Committee Report, Audit Committee Report and Stock Performance Graph in this proxy statement are not incorporated by reference into any other filings with the SEC.

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

WHAT ARE THE COMPONENTS OF EXECUTIVE COMPENSATION?

Our compensation program for executives consists of three key elements:

         -        Annual base salary
         -        Performance-based annual bonus
         -        Long-term stock incentive compensation

WHAT IS THE PHILOSOPHY OF EXECUTIVE COMPENSATION?

We have a "pay for performance" philosophy, which rewards executives for long-term strategic management and enhancement of stockholder value. This philosophy is implemented by setting base salaries near retail industry averages. Annual performance-based bonuses and long-term stock incentive awards make it possible for total executive compensation packages to exceed retail industry averages.

We believe it is important for our executives to have ownership incentives in our company and to operate in an environment that measures rewards against personal and Home Depot goals. We believe this philosophy attracts, retains and motivates key executives critical to the long-term success of our company.

HOW ARE THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER COMPENSATED?

During fiscal 2000, Bernard Marcus served as Chairman of the Board and Arthur Blank served as President and Chief Executive Officer until December 2000. In December 2000, Messrs. Marcus and Blank became Co-Chairmen of the Board, and Robert L. Nardelli was hired as President and Chief Executive Officer. Mr. Marcus received a base salary of $900,000 in fiscal 2000, and Mr. Blank received a base salary of $1,000,000 in fiscal 2000. The base salaries paid to Mr. Marcus and Mr. Blank were determined in 1999 primarily based on the performance of the Company. In determining Mr. Blank's salary, the Compensation Committee considered his contributions and leadership as the Company continues to set the industry's standards in satisfying customers and in penetrating new markets (both in geography and business segments). The Compensation Committee also reviewed the salaries paid to chief executive officers of comparable companies.

Under the Company's Senior Officers' Bonus Pool Plan, Mr. Marcus and Mr. Blank were eligible for maximum cash bonuses for fiscal 2000 of $2,000,000 and $3,000,000, respectively. This plan pays total bonuses equal to 10% of the Company's earnings in excess of a threshold amount. The maximum amount payable to a participant under the plan for any one fiscal year is $4,000,000. For fiscal 2000, the threshold amount was $2.320 billion, which is approximately equal to Home Depot's net earnings for fiscal 1999. In fiscal 2000, although Home Depot's earnings exceeded the threshold amount, Messrs. Marcus and Blank declined to accept any cash bonus.

Messrs. Marcus and Blank do not receive annual stock option grants under any Home Depot plans. As founders of Home Depot, both Mr. Marcus and Mr. Blank have substantial holdings of Home Depot common stock. The Compensation Committee believes that these existing stock holdings provide them with the ownership incentives that are incorporated into the Company's compensation philosophy.

On December 4, 2000, the Company hired Mr. Nardelli as President and Chief Executive Officer. The Board of Directors approved Mr. Nardelli's employment agreement after an extensive search had been conducted by the Board with the assistance of an executive search firm. In determining Mr. Nardelli's compensation, the Board focused on competitive levels of compensation for CEOs managing operations of similar size, complexity and performance level and the importance of hiring a President and Chief Executive Officer with the strategic, financial and leadership skills to ensure the Company's continued growth into the foreseeable future. The terms of Mr. Nardelli's employment agreement are set forth under "Executive Compensation" in this proxy statement.

COMPENSATION COMMITTEE REPORT


HOW ARE OTHER EXECUTIVE OFFICERS COMPENSATED?

In setting all other executive officer annual salaries for fiscal 2000, the Compensation Committee reviewed an annual salary plan recommended by Messrs. Marcus and Blank. The annual salary plan was based on numerous subjective factors, which include performance, merit increases and responsibility levels. All executive officers (other than Messrs. Marcus and Blank) participate in the officers' bonus plans. Under these plans, officers are eligible to earn a bonus up to an established percent of their annual base salary, depending on the Company's performance relative to criteria such as gross margin, return on investment, return on assets and sales target levels. The exact objective criteria employed depend on the officer's responsibilities. Performance criteria may be computed by various methods depending on the Compensation Committee's assessment of the best match between job duties and performance criteria. The Compensation Committee believes that disclosure of actual targets under these plans could adversely affect the Company since, among other things, such projections are not publicly disclosed and could place the Company at a competitive disadvantage with respect to hiring and retaining key employees. Disclosure could potentially expose the Company to claims by third parties based on the projections, especially because these projections are not intended as a predictor of future performance.

During fiscal 2000, based upon these targets, the named executive officers other than Messrs. Marcus and Blank were awarded bonuses as reflected in the Summary Compensation Table contained elsewhere in this proxy statement. Anders Moberg was guaranteed a bonus for fiscal 2000 as part of his agreement to join the Company.

A large portion of the executive officers' total compensation is tied to stock performance, more closely aligning their interests with the long-term interests of stockholders. This is accomplished through our Omnibus Stock Incentive Plan. Stock options are granted to all executive officers, excluding Messrs. Marcus and Blank, to purchase stock at the then current market price. The stock option grant size is determined by the Compensation Committee and is based on the individual's position within the Company, job performance, future potential, awards made to executives at comparable companies and other factors.

Job performance is based on reviews compiled by one or more of the officers to whom an officer reports and such officer's perceived relative performance and abilities when compared with other associates of the Company. Stock options are typically exercisable at a rate of 25% per year commencing on the first or second year after the date of grant depending on the type of stock option granted. Stock options are typically exercisable for ten years after the date of grant.

DOES THE COMPENSATION COMMITTEE COMPARE COMPANY SALARIES TO OTHER COMPANIES?

Salaries are based on the Compensation Committee's assessment of each officer's past performance and the expectation for future contributions in leading the Company. In addition, the Compensation Committee reviews compensation data for the retail industry and other companies similar in size. The Compensation Committee uses other company compensation data for informational purposes only, but also considers subjective factors relating to the differences between companies.

HOW ARE LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION HANDLED?

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million per employee. The $1 million limitation generally does not apply to compensation based on performance goals if certain requirements are met. The Company believes its officers' bonus plans each satisfy Section 162(m). The Compensation Committee, as much as possible, uses and intends to use performance-based compensation, which should minimize the effect of these tax limits. However, the committee believes that the Company must attract, retain and reward the executive talent necessary to maximize the return to stockholders and that the loss of a tax deduction may be necessary and appropriate in some circumstances.

WHO PREPARED THIS REPORT?

This report has been furnished by the members of the Compensation Committee:

         -        John L. Clendenin, Chair
         -        Frank Borman
         -        Berry R. Cox
         -        William S. Davila

AUDIT COMMITTEE REPORT AND AUDIT FEES


AUDIT COMMITTEE REPORT

WHO SERVES ON THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS?

The members of the committee are Berry R. Cox, Chair, Frank Borman, Richard H. Brown, William S. Davila and Milledge A. Hart, III. Each member of the committee is independent under the rules of the New York Stock Exchange.

WHAT DOCUMENT GOVERNS THE ACTIVITIES OF THE AUDIT COMMITTEE?

The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the committee's composition and meetings. A copy of this charter is attached to this proxy statement as Exhibit A.

WHAT HAS THE AUDIT COMMITTEE DONE WITH REGARD TO THE COMPANY'S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED JANUARY 28, 2001?

 The Audit Committee has:

         - reviewed and discussed the audited financial statements with the Company's management; and

         - discussed with KPMG LLP, independent accountants for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

HAS THE AUDIT COMMITTEE CONSIDERED THE INDEPENDENCE OF THE COMPANY'S
ACCOUNTANTS?

The committee has received from KPMG the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the committee has discussed with KPMG that firm's independence.

HAS THE AUDIT COMMITTEE MADE A RECOMMENDATION REGARDING THE AUDITED FINANCIAL STATEMENTS FOR FISCAL 2000?

Based upon these discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements for the Company be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2001 for filing with the Securities and Exchange Commission.

HAS THE AUDIT COMMITTEE REVIEWED THE FEES PAID TO THE INDEPENDENT ACCOUNTANTS DURING FISCAL 2000?

The Audit Committee has reviewed and discussed the fees paid to KPMG during the last fiscal year for audit and non-audit services, which are set forth in this proxy statement under "Audit Fees," and has determined that the provision of the non-audit services are compatible with the firm's independence.

WHO PREPARED THIS REPORT?

This report has been furnished by the members of the Audit Committee:

                  Berry R. Cox, Chair
                  Frank Borman
                  Richard H. Brown
                  William S. Davila
                  Milledge A. Hart, III


AUDIT FEES

GENERAL

During fiscal 2000, the Company paid KPMG LLP fees in the aggregate amount of approximately $4,517,800. Of this amount, approximately $991,400 were fees for the fiscal 2000 audit and other audit services.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

KPMG did not render any services related to financial information systems design and implementation during fiscal 2000.

ALL OTHER FEES

KPMG rendered other services consisting primarily of tax consulting, due diligence assistance, environmental consulting, litigation support and audits of the Company's employee benefit plans and other entities within the consolidated group for statutory filing purposes. Aggregate fees billed for all other services rendered by KPMG for fiscal 2000 were $3,526,400.

STOCK PERFORMANCE GRAPH

This graph compares our total stockholder returns (assuming reinvestment of dividends), the Standard & Poor's 500 Composite Stock Index, and our industry peer group as compiled by the S&P Retail Composite. The graph assumes $100 invested at the per share closing price of the common stock of The Home Depot and of each of the other indices on the New York Stock Exchange on January 28, 1996.

                                    [GRAPH]

                  01/28/1996        02/02/1997        02/01/1998        01/31/1999        01/30/2000        01/28/2001
----------------------------------------------------------------------------------------------------------------------
HD                 $100.00           $107.61           $197.28           $394.57           $553.94           $471.52

S&P 500            $100.00           $123.61           $154.13           $201.19           $219.25           $214.77

S&P Retail         $100.00           $117.92           $173.03           $281.57           $280.43           $298.12
Composite

STOCK OWNERSHIP

This table shows how much of our common stock is owned by directors, director nominees, executive officers and owners of more than 5% of our outstanding common stock as of April 2, 2001.

                                                        SHARES             RIGHT TO       PERCENT
NAME OF BENEFICIAL OWNER                                OWNED (1)           ACQUIRE (2)   OF CLASS
--------------------------------------------------------------------------------------------------
Bernard Marcus (3)                                    61,154,670                 --          2.6
Arthur M. Blank (4)                                   34,175,876                 --          1.5
Robert L. Nardelli                                            --          1,500,000            *
Frank Borman (5)                                         654,781                 --            *
Gregory D. Brenneman                                          --                 --            *
Richard H. Brown                                           1,000                 --            *
John L. Clendenin                                         10,186             22,500            *
Berry R. Cox (6)                                       3,465,722                 --            *
William S. Davila                                         20,463              1,875            *
Milledge A. Hart, III (7)                              4,300,293                 --            *
Bonnie G. Hill                                               713              1,875            *
Kenneth G. Langone (8)                                18,001,597                 --            *
M. Faye Wilson                                             2,118             51,142            *
Claudio X. Gonzalez                                           --                 --            *
Roger S. Penske                                               --                 --            *
Anders C. Moberg                                          32,977              1,141            *
Dennis J. Carey                                            1,216            230,970            *
Mark R. Baker                                             19,814             58,821            *
Directors and executive officers as a group
(24 people) (9)                                      122,662,752          2,791,345          5.4

*Less than one percent.

(1) These amounts include shares for which the named person has sole voting and investment power or shares such powers with his or her spouse. They also include shares credited to the named person's account under our FutureBuilder plan, in the following amounts:

                  -        Mr. Marcus - 37,927 shares
                  -        Mr. Blank - 35,823 shares
                  -        Mr. Moberg - 69 shares
                  -        Mr. Carey - 616 shares
                  -        Mr. Baker - 1,591 shares
                  - All directors and executive officers as a group (24 people) - 178,531 shares

(2) These amounts reflect shares that could be purchased by exercise of stock options as of April 2, 2001, or by June 1, 2001, under the Company's stock incentive plans.

(3) These amounts include the following shares for which Mr. Marcus may be deemed to have shared voting and investment power, but disclaims beneficial ownership:

                  - 592,019 shares held by Mr. Marcus' wife as trustee of a trust for his children
                  - 204,217 shares held by a private foundation of which Mr. Marcus' wife serves as a director
                  - 52,500 shares held by a private foundation of which Mr. Marcus serves as a director

STOCK OWNERSHIP


(4) These amounts include 1,700,500 shares held by two private charitable trusts for which Mr. Blank may be deemed to have shared voting and investment power. These amounts also include 550,000 shares held by a private foundation for which Mr. Blank has sole voting and investment power, but disclaims beneficial ownership. These amounts do not include the following shares for which Mr. Blank may be deemed to have shared voting and investment power, but disclaims beneficial ownership:

                  -        47,294 shares held by Mr. Blank's wife
                  - 1,314,072 shares that are held by others as co-trustees for Mr. Blank's children

(5) These amounts include the following shares for which Colonel Borman may be deemed to have shared voting and investment power:

                  -        483,858 shares held by a trust
                  -        135,900 shares held by a charitable trust
                  -        24,633 shares held by a private foundation

(6) These amounts include 4,500 shares held by a private foundation for which Mr. Cox may be deemed to have shared voting and investment power.

(7) These amounts include 456,038 shares held by a limited partnership whose general partner is a corporation owned by Mr. Hart and his wife.

(8) These amounts do not include 6,139 shares held by Mr. Langone's wife for which he disclaims beneficial ownership.

(9) These amounts do not include shares that are not included in the amounts set forth for the named individuals, as described in footnotes 1 through 8.

GENERAL

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee were officers or employees of the Company or had any relationship with the Company requiring disclosure under Securities and Exchange Commission regulations.

INSIDER TRANSACTIONS

The Marcus Foundation, of which Bernard Marcus is Chairman, leases office space from the Company. During fiscal 2000, The Marcus Foundation paid the Company $103,232 in rent.

On February 22, 2001, the Company and Mr. Marcus entered into an agreement under which Mr. Marcus will purchase an aircraft from the Company at fair market value and Mr. Marcus will lease the aircraft to the Company on a non-exclusive basis, subject to Mr. Marcus' right to use the aircraft. The gross rental rate per month will be based on 1% of the purchase price, with certain costs shared with Mr. Marcus. The Company will pay rent to Mr. Marcus based upon the Company's percentage usage of the plane, subject to a minimum required rent equal to 50% usage by the Company. The Company will manage and maintain the aircraft and provide pilots, and Mr. Marcus will reimburse the Company quarterly for the costs associated with these services based on the percentage of time the aircraft is used by Mr. Marcus, up to 50%. The agreement also provides that the Company will provide Mr. Marcus with security services at his discretion during his life. Until 18 months after Mr. Marcus' death, the Company will continue to lease space to Mr. Marcus and organizations affiliated with him at the Store Support Center. Mr. Marcus or the affiliated organizations will pay rent at the fair market value, subject to increase based on the Consumer Product Index. The Company will also provide one or more employees to assist Mr. Marcus with Home Depot work and will provide him with benefits during his life.

On December 29, 2000, we provided an interest free bridge loan in the amount of $170,000 to Mark Baker, Executive Vice President - Merchandising, to facilitate his relocation. The loan is due on June 29, 2001. In connection with his employment with the Company, Robert Nardelli received a loan of $10 million from the Company, which is more fully described under "Executive Compensation."

In connection with Arthur Blank's decision not to stand for re-election to the Board and to accommodate the Company's need for additional space, the Company asked Mr. Blank to relocate The Blank Foundation, of which he is Chairman, from the Store Support Center. Mr. Blank agreed to the request, and the Company will reimburse him $500,000 for relocation expenses.

Home Depot has purchase, finance and other transactions and relationships in the normal course of business with companies with which Home Depot directors are associated, but which are not sufficiently significant to be reportable. We believe that all of these transactions and relationships during fiscal 2000 were on terms that were reasonable and competitive. Additional transactions and relationships of this nature may be expected to take place in the ordinary course of business in the future.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership of the Company's common stock. Directors, executive officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of these reports furnished to the Company or written representations that no other reports were required, with the exception of William Davila who filed a Form 4 on a delayed basis and Kenneth G. Langone who failed to timely report a gift made by his spouse, we believe that during fiscal year 2000, all our directors, executive officers and greater than ten percent beneficial owners complied with these requirements.

GENERAL


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

KPMG LLP was our auditor during fiscal 2000. Although the Board of Directors has not yet selected auditors for the present fiscal year, it is expected that KPMG LLP will be chosen. A representative of that firm will be present at the annual meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

SEC rules require us to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended January 28, 2001 (not including documents incorporated by reference), are available without charge to stockholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Rd., Atlanta, Georgia 30339, by calling (770) 384-4388 or via the Internet at www.homedepot.com.

STOCKHOLDER PROPOSALS

To be considered for inclusion in next year's proxy statement, stockholder proposals must be submitted in writing by December 26, 2001. Any stockholder proposal, including nomination of a director, to be considered at next year's meeting, but not included in the proxy statement, must be submitted in writing by February 28, 2002, or the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All written proposals should be submitted to Frank L. Fernandez, Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339.

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION

Our Board of Directors has sent you this proxy statement. Our directors, officers and associates may solicit proxies by telephone or in person. In addition, we have hired D.F. King & Co., Inc. to assist us in soliciting proxies, which it may solicit by telephone or in person. We anticipate paying D.F. King a fee of $15,000, plus expenses. We will also reimburse brokers, nominees and fiduciaries to send proxies and proxy materials to our stockholders so they can vote their shares.

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE OF THE HOME DEPOT BOARD OF DIRECTORS

I.  PURPOSE

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities to the Company's stockholders and associates and the investment community by reviewing: (a) the financial reports and other financial information of the Company; (b) the Company's systems of internal controls; and (c) the Company's auditing, accounting and financial reporting processes generally. Consistent with this purpose, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company's policies, procedures and practices at all levels.

The Audit Committee's primary duties and responsibilities are to: (a) serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems; (b) review and appraise the audit efforts of the Company's independent auditors and Internal Audit Department; and (c) provide an open avenue of communication among the independent auditors, financial and senior management, the Internal Audit Department and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting and auditing. As such, it is not the duty or responsibility of the Audit Committee or its members (i) to plan or conduct audits, (ii) to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or (iii) to conduct other types of auditing or accounting reviews or procedures. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that provide information to the Audit Committee and (ii) the accuracy and completeness of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall by promptly reported to the Board of Directors).


II.  COMPOSITION

The Audit Committee members shall meet the independence and experience requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

The members of the Committee shall be elected by the Board annually and shall serve until their successors shall be duly elected and qualified. Unless a Chair of the Committee is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. MEETINGS

The Committee shall meet at least four times during each fiscal year or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least annually with management, the director of the Internal Audit Department and the independent auditors, in separate executive sessions, to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee, or at least its Chair, should communicate with the independent auditors and management quarterly to review the Company's financial statements consistent with IV.4 and IV.9 below.

IV. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1. Review, at least annually, and, if necessary, revise this Charter periodically as conditions dictate. Upon any revision, submit the revised Charter to the Board of Directors for approval. Publish the Charter as required by the rules and regulations of the Securities and Exchange Commission.

2. Review the Company's annual audited financial statements and any reports or other financial information, as appropriate, prior to filing, which review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgments and recommend to the Board of Directors whether the annual audited financial statements should be included in the Annual Report on Form 10-K.

CHARTER OF THE AUDIT COMMITTEE OF THE HOME DEPOT BOARD OF DIRECTORS

3. Review the significant internal reports to management prepared by the Internal Audit Department and management's responses, which review should consider the integrity of the Company's financial reporting processes and controls.

4. Review with financial management and the independent auditors the Company's quarterly financial results prior to filing. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with AICPA Statement of Auditing Standards ("SAS") 61. The Chair of the Committee may represent the entire Committee for purposes of this review.

INDEPENDENT AUDITORS

5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Committee shall recommend to the Board of Directors on an annual basis the selection of the independent accountants, considering their independence and effectiveness, and approve the fees and other significant compensation to be paid to the independent auditors. On an annual basis, the Committee should review and discuss with the auditors all significant relationships the auditors have with the Company to determine their independence and receive a letter from the independent auditors regarding their independence.

6. Review the performance of the independent auditors and approve any proposed discharge of the independent auditors when circumstances warrant.

7. Periodically consult with the independent auditors, out of the presence of management, about internal controls and the completeness and accuracy of the Company's financial statements.

8. Review the independent auditors' audit plan, which review should include the scope of work, staffing, locations, reliance upon management and internal audit and general audit approach.

9. Prior to filing of the Company's year-end earnings, discuss the results of the audit with the independent auditors, including matters required to be communicated to audit committees in accordance with SAS 61, and obtain from the independent auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which sets forth certain procedures to be followed in any audit of financial statements required under the Exchange Act.

FINANCIAL REPORTING PROCESSES

10. Consider the independent auditors' written judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

11. Consider and approve, if appropriate, major changes to the Company's accounting principles and practices as suggested in writing by the independent auditors, management or the Internal Audit Department.

PROCESS IMPROVEMENT

12. Establish regular and separate systems of reporting to the Audit Committee by each of (a) management, (b) the independent auditors and (c) the internal auditors regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

13. Following completion of the annual audit, review separately with each of management, the independent auditors and the Internal Audit Department any significant difficulties encountered during the course of the annual audit, including any restrictions on the scope of work or access to required information.

14. Review any significant disagreement among management and the independent auditors or the Internal Audit Department in connection with the preparation of the financial statements.

15. Review with the independent auditors, the Internal Audit Department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

OTHER RESPONSIBILITIES

16. Annually prepare a report to stockholders and publish the report in the Company's annual proxy statement as required by the Securities and Exchange Commission.

17. Perform any other activities consistent with this Charter, the Company's By-laws and applicable law as the Committee or the Board deems necessary or appropriate.

18. Review with the Company's General Counsel, significant legal matters that may have a material impact on the financial statements and any material reports, notices or inquiries received from regulators or governmental agencies.

19. Authorize or conduct special investigations and studies which arise out of the Audit Committee's areas of responsibility. The Audit Committee shall be empowered to retain independent counsel, accountants or others to assist it in connection with any investigation.

                             [THE HOME DEPOT LOGO}


                        [PRINTED ON RECYCLED PAPER LOGO]

[LOGO]  THE HOME DEPOT, INC.                                     ADMISSION CARD
        2455 PACES FERRY ROAD
        ATLANTA, GEORGIA 30339-4024

       THE HOME DEPOT, INC.
2001 ANNUAL STOCKHOLDERS' MEETING
    May 30, 2001-- 10:00 a.m.
       Cobb Galleria Centre
         Atlanta, Georgia

                      (Please detach card at perforation)
-------------------------------------------------------------------------------
                         VOTE BY TELEPHONE OR INTERNET
   QUICK (*) EASY (*) IMMEDIATE (*) AVAILABLE 24 HOURS A DAY (*) 7 DAYS/WEEK
                     UNTIL 10:00 A.M., E.T., MAY 30, 2001

The Home Depot, Inc. encourages you to take advantage of either of two cost-effective and convenient ways to vote your shares. You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. Your telephone or Internet vote authorizes you to vote your shares in the same manner as if you marked, signed and returned your proxy card.

TO VOTE BY TELEPHONE:   CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-877-PRX-VOTE
                        (1-877-779-8683) ANYTIME (THERE IS NO CHARGE TO YOU FOR
                        THIS CALL) OR CALL COLLECT ON A TOUCH-TONE TELEPHONE
                        1-201-536-8073.
                        You will be asked to enter the 14-digit voter
                        control number located above your name and
                        address in the lower left corner of this form.
                        Then simply follow the instructions.
                                       OR
TO VOTE BY INTERNET:    POINT YOUR BROWSER TO THE WEB ADDRESS:
                        HTTP://WWW.EPROXYVOTE.COM/HD
                        You will be asked to enter the 14-digit voter
                        control number located above your name and
                        address in the lower left corner of this form.
                        Then simply follow the instructions. You may
                        also indicate if you would be interested in
                        receiving future proxy materials via the Internet.
                                       OR
TO VOTE BY MAIL:        Simply mark, sign and date your proxy card and return
                        it in the enclosed postage-paid envelope.

                IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET,
                      PLEASE DO NOT MAIL YOUR PROXY CARD.

Our proxy statement and annual report are mailed to every account of record. If you would like to receive future stockholder materials electronically, please read the information on the reverse side.

                             DETACH PROXY CARD HERE
-------------------------------------------------------------------------------
     PLEASE MARK
[X]  VOTES AS IN
     THIS EXAMPLE.

UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. TO VOTE ELECTRONICALLY OR BY PHONE, FOLLOW THE INSTRUCTIONS ABOVE.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2 AND
                          AGAINST ITEMS 3, 4 AND 5.

1. Election of Directors:                                           2. Approval of an amendment to increase    FOR  AGAINST ABSTAIN
   Nominees:                                                           the number of shares available for      [ ]     [ ]     [ ]
(01) Gregory D. Brenneman, (02) Richard H. Brown,                      purchase under the Company's
(03) John L. Clendenin, (04) Berry R. Cox,         FOR   WITHHELD      Employee Stock Purchase Plan.
(05) William S. Davila, (06) Claudio X. Gonzalez,  [ ]     [ ]
(07) Milledge A. Hart, III, (08) Bonnie G. Hill,                    3. Approval of Stockholder Proposal
(09) Kenneth G. Langone, (10) Bernard Marcus,                          regarding global human rights standards.[ ]     [ ]     [ ]
(11) Robert L. Nardelli, (12) Roger S. Penske
                                                                    4. Approval of Stockholder Proposal
[ ]                                                                    regarding adding sexual orientation to  [ ]     [ ]     [ ]
   -----------------------------------------------                     the Company's statement of non-
            For all nominees except as noted above                     discrimination.

                                                                    5. Approval of Stockholder Proposal        [ ]     [ ]     [ ]
                                                                       relating to simple-majority voting.

                                                                                                              DISCONTINUE      [ ]
                                                                                                              DUPLICATE
                                                                                                              ANNUAL REPORT
                                                                                                              MARK HERE FOR    [ ]
                                                                                                              ADDRESS CHANGE
                                                                                                              AND NOTE AT LEFT

                                                                           Please sign exactly as name appears at left. When shares
                                                                           are held by joint tenants, both should sign. When
                                                                           signing as attorney, executor, administrator, trustee
                                                                           or guardian, please give full title as such. If a
                                                                           corporation, please sign in full corporate name by
                                                                           President or other authorized officer. If a partnership,
                                                                           please sign in partnership name by authorized person.

Signature (s)                                Date                 Signature (s)                                Date
             -------------------------------      --------------                -------------------------------      --------------

               PLEASE SIGN THIS PROXY AS NAME(S) APPEAR(S) ABOVE.

      DIRECTIONS TO THE HOME DEPOT, INC. 2001 ANNUAL STOCKHOLDERS' MEETING

From I-285 (Atlanta Bypass) exit onto Cobb Parkway (also known as U.S. Highway
41). Proceed southbound on Cobb Parkway. Turn left onto Galleria Drive. The first entrance on the right is Cobb Galleria Centre's main (rotunda) entrance and drop-off area. Additional parking may be found at the second and third rights in the 100 Building parking deck. If you have questions, call Investor Relations at 770-384-3049.

-------------------------------------------------------------------------------

             CONSENT TO OBTAIN FUTURE STOCKHOLDER-RELATED MATERIALS
                       ELECTRONICALLY INSTEAD OF BY MAIL

 Home Depot stockholders may elect to receive future materials through the Internet instead of receiving copies through the mail. The Home Depot is offering this service to provide added convenience to its stockholders, to reduce printing and mailing costs and to help preserve our environment.

 To take advantage of this option, stockholders must subscribe to an Internet service provider that offers access to the world wide web. Costs normally associated with electronic access, such as usage and telephone charges, will be the responsibility of the stockholder.

 TO ELECT THIS OPTION, GO TO THE WEBSITE HTTP://WWW.ECONSENT.COM/HD/. You will be asked to enter your account number, found on your DepotDirect statement or on a dividend check. Stockholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

 If you consent to receive the Company's future stockholder-related materials electronically, your consent will remain in effect unless it is withdrawn by calling, writing or e-mailing our Transfer Agent, c/o EquiServe, at 1-800-577-0177; P.O. Box 8038, Boston, MA 02266-8038; www.equiserve.com. Also, if while this consent is in effect you decide you would like to receive a hard copy of the proxy materials, you may call, write or e-mail our Transfer Agent.

             You may access The Home Depot annual report and proxy
                     statement at: WWW.HOMEDEPOT.COM/PROXY

 If you vote by telephone or Internet, please do not mail back your proxy card.

                                                         Detach here if mailing
-------------------------------------------------------------------------------
                           PROXY/VOTING INSTRUCTIONS

                              THE HOME DEPOT, INC.
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 2001.

The undersigned stockholder hereby appoints BERNARD MARCUS, ROBERT L. NARDELLI and FRANK L. FERNANDEZ, and each of them, attorneys and proxies for the undersigned with full power of substitution, to act and vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The Home Depot, Inc., to be held at the Cobb Galleria Centre, Atlanta, Georgia, on Wednesday, May 30, 2001, at 10:00 a.m. and any adjournments or postponements thereof, as directed on the reverse side, with respect to the matters set forth on the reverse side and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned stockholder. If no direction is made, the proxy will be voted "FOR" the approval of item number 1, "FOR" the approval of item number 2, "AGAINST" the approval of item number 3, "AGAINST" the approval of item number 4 and "AGAINST" the approval of item number 5 and in accordance with the recommendations of the Board of Directors.

Participants in the Company's 401(k) plan, FutureBuilder, may vote their proportionate share of The Home Depot, Inc. common stock held in the plan, by signing and returning this card. By doing so, you are instructing the trustee to vote all of your shares at the meeting and at any adjournment, as you have indicated on the reverse side of this card with respect to Proposals 1-5. If this card is signed and returned without voting instructions, the shares represented by this proxy will be voted by the plan trustee as indicated in the preceding paragraph. If this card is not returned or is returned unsigned, shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.


SEE REVERSE                 UNLESS VOTING ELECTRONICALLY OR BY PHONE,                   SEE REVERSE
   SIDE             PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE               SIDE

                              THE HOME DEPOT, INC.

                RESTATED AND AMENDED EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of The Home Depot, Inc. Employee Stock Purchase Plan (the "Plan") is to encourage and enable eligible employees of The Home Depot, Inc. (the "Company") to acquire proprietary interests in the Company through the ownership of Common Stock of the Company. The Company believes that employees who participate in the Plan will have a closer identification with the Company by virtue of their ability as stockholders to participate in the Company's growth and earnings. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.       Definitions. The following words or terms have the following meanings:

         (a) "Plan" shall mean this The Home Depot, Inc. Employee Stock Purchase Plan.

         (b)      "Company" shall mean The Home Depot, Inc.

         (c) "Board of Directors" shall mean Board of Directors of the Company or the Executive Committee of such Board.

         (d) "Shares", "Stock" or "Common Stock" shall mean shares of the $.05 par value Common Stock of the Company.

         (e) "Committee" shall mean the committee of the Board of Directors of the Company appointed to administer the Plan.

         (f) "Subsidiary" shall mean any corporation if, at the time of the granting of an option to purchase Common Stock under the Plan, the Company owns or controls directly or indirectly more than 50 percent of the total voting power represented by all classes of stock issued by such corporation.

         (g) "Eligible Employee" shall mean a person regularly employed by the Company or a Subsidiary on the effective date of any offering of stock pursuant to the Plan; provided, however, that no person shall be considered an Eligible Employee unless he or she is customarily employed by the Company or a Subsidiary for more than twenty hours per week and more than five months in a calendar year; and provided further, that the Board of Directors may exclude the employees of any specified Subsidiaries from any offering under the Plan.

         (h) "Annual Pay" shall mean an amount equal to the sum of (i) the annual basic rate of pay of an Eligible Employee as determined from the payroll records of the Company or a Subsidiary on the effective date of an offer of Stock made pursuant to the Plan, and (ii) the amount paid to the Eligible Employee by the Company or a Subsidiary under any incentive compensation or bonus plan during the twelve-month period immediately preceding the effective date of an offer of Stock made pursuant to the Plan.

         (i) "Market Price" shall mean the closing price of the Company's Common Stock on the New York Stock Exchange.

         (j) "Options" shall mean the right or rights granted to Eligible Employees to purchase the Company's Common Stock under an Offering made under the Plan and pursuant to such Eligible Employees' elections to purchase.

         (k) "Purchase Period" shall mean the number of calendar months during which installment payments for stock purchased under the Plan shall be made.

         (l) "Subscription Period" shall mean that period of time prescribed in any offer of Stock under the Plan beginning on the first day employees may elect to purchase Shares and ending on the last day such elections to purchase are authorized to be received and accepted.

3. Shares Reserved for Plan. The Shares of the Company's Common Stock to be sold to Eligible Employees under the Plan may, at the election of the Company, be either treasury shares or shares originally issued for such purpose. The maximum number of Shares which shall be reserved and made available for sale under the Plan shall be 129,618,750. The Shares reserved may be issued and sold pursuant to one or more offerings under the Plan. With respect to each offering, the Board of Directors, or the Committee will specify the number of Shares to be made available, the length of the Subscription Period, the length of the Purchase Period and such other terms and conditions not inconsistent with the Plan as may be necessary or appropriate. In no event shall the Subscription Period and the Purchase Period together exceed 27 months for any offering.

                  In the event of a subdivision or combination of the Company's Shares, the maximum number of Shares which may thereafter be issued and sold under the

         Plan and the number of Shares under elections to purchase at the time of such subdivision or combination will be proportionately increased or decreased, the terms relating to the price at which Shares under the elections to purchase will be sold will be appropriately adjusted, and such other action will be taken as in the opinion of the Board of Directors deems appropriate under the circumstances. In case of a reclassification or other change in the Company's Shares, the Board of Directors also will make appropriate adjustments.

4. Administration of the Plan. The Plan shall be administered by a Committee consisting of not less than two directors of the Company who shall be appointed by the Board of Directors. The Committee shall be vested with full authority to make, administer and interpret such equitable rules and regulations regarding the Plan or to make amendments to the Plan itself as it may deem advisable; provided, however, that no such amendment shall increase the maximum number of shares available for sale under the Plan, otherwise than as required to reflect a subdivision or a combination as provided in Article 3 hereof, nor shall any such amendment act to expand the persons eligible to participate in the Plan beyond the employees of the Company and Subsidiaries. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive and binding upon all Eligible Employees and any and all persons claiming under or through an Eligible Employee.

                  The Committee may act by a majority vote at a regular or special meeting of the Committee or by decision reduced to writing and signed by a majority of the members of the Committee without holding a formal meeting, vacancies in the membership of the Committee arising from death, resignation or other inability to serve shall be filled by the Board of Directors.

5. Participation in the Plan. Options to purchase the Company's Common Stock under the Plan shall be granted only to Eligible Employees. Options to purchase Shares shall be granted to all Eligible Employees of the Company or Subsidiaries whose Eligible Employees are granted such rights; provided, however, that the Board of Directors may determine that any offering of Common Stock under the Plan will not be extended to highly compensated employees as defined in Section 414(q) of the Code, and provided further that in no event may an employee be granted an option under this Plan if such employee, immediately after the option is granted, owns Stock possessing five percent or more of the total combined voting power or value of all classes of capital stock of the Company or Subsidiaries.

                  For the purposes of determining stock ownership and the limitations to purchase under this section, the rules of Section 424(d) of the Code shall apply and Stock which the employee may purchase under all outstanding options shall be treated as Stock owned by the employee.

6. Purchase Price. The purchase price for Shares purchased pursuant to the Plan (except as otherwise provided herein) shall be the lower of (a) 85 percent of the Market Price on the first day of the Purchase Period; or
         (b) 85 percent of the Market Price on the last day of the Purchase Period; or if no Shares were traded on such day, on the last day prior thereto on which Shares were traded.

7. Method of Payment. Except as provided in Sections 15 and 16, all payments for Shares purchased pursuant to the Plan shall be made in installments through payroll deductions, with no right of prepayment. Each Eligible Employee electing to purchase Shares will authorize the Company to withhold a designated amount from his regular weekly, bi-weekly, semimonthly or monthly pay for each payroll period during the Purchase Period. All such payroll deductions made for an Eligible Employee shall be credited to his account under the Plan. At the end of the Purchase Period, each Eligible Employee shall receive in cash the balance remaining in his account, if any, after the purchase of the number of Shares covered by his option to purchase Shares.

8. Employee's Election To Purchase - Grants of Options. In order to participate in the Plan, an Eligible Employee must sign an election to purchase Shares on a form provided by the Company stating the Eligible Employee's desire to purchase Shares under the Plan and showing the amount which the Eligible Employee elects to have withheld from his pay for such payroll period during the Purchase Period. The election to purchase Shares must be delivered on or before the last day of the Subscription Period to the person or office designated to receive and accept such elections. Subject to the limitations set forth in Paragraph 9, each participating Eligible Employee shall be granted an option to purchase a fixed maximum number of Shares determined by the following procedure:

                  Step 1 - Determine the aggregate amount which will be withheld from the Eligible Employee's pay during the Purchase Period;

                  Step 2 - Determine the figure which represents the lower of (a) 85 percent of the Market Price on the first day of the Purchase Period; or
                                    (b) 85 percent of the Market Price on the last day of the Purchase Period; or if no Shares were traded on such day, on the last day prior thereto on which Shares were traded.

                  Step 3 - Divide the figure determined in Step 1 by the figure determined in Step 2. This final figure shall be the fixed maximum number of Shares for which the Eligible Employee may be granted an option to purchase.

                  In the event the total maximum number of Shares resulting from all elections to purchase under any offering of Shares under the Plan exceeds the number of Shares offered, the Company reserves the right to reduce the maximum number of Shares which Eligible Employees may purchase pursuant to their elections to purchase, to allot the Shares available in such manner as it shall determine, but generally prorata to subscriptions received and to grant options to purchase only for such reduced number of Shares.

                  All Shares included in any offering under the Plan in excess of the total number of Shares which all Eligible Employees elect to purchase and all Shares with respect to which elections to purchase are canceled as provided in Paragraph 12 shall continue to be reserved for the Plan and shall be available for inclusion in any subsequent offering under the Plan.

9. Limitations Of Number Of Shares Which May Be Purchased. The following limitations shall apply with respect to the number of Shares which may be purchased by each Eligible Employee who elects to participate in an offering under the Plan;

         (a) No Eligible Employee may purchase Shares during any one offering pursuant to the Plan for an aggregate purchase price (which shall be computed on an annual basis in the event the Purchase Period is more or less than 12 months) in excess of 20 percent of his Annual Pay; and

         (b) No Eligible Employee shall be granted an option to purchase Shares under the Plan if such Eligible Employee immediately after such option is granted, owns stock or holds options to purchase stock possessing five percent or more of the total combined voting power or value of the capital stock of the Company or of any Subsidiary; and

         (c) No Eligible Employee may be granted an option to purchase Shares which permits his right to purchase Stock under the Plan and all other stock option plans of the Company and of any Subsidiary pursuant to Section 423 of the Code to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of such Stock (determined on the date the option to purchase is granted).

                  An Eligible Employee may elect to purchase less than the number of Shares which he is entitled to elect to purchase.

10. Stockholder Rights. Only upon the issuance of Shares to an Eligible Employee or his agent (and only in respect to such Shares purchased) shall an Eligible Employee obtain the rights of stockholders, including, without limitation, the right to vote the shares or receive dividends or other distributions thereon. The

         Shares purchased will be issued as soon as practicable after the last day of the Purchase Period.

11. Rights To Purchase Shares Not Transferable. An Eligible Employee's rights under his election to purchase Shares may not be sold, pledged, assigned or transferred in any manner otherwise than by will or the laws of descent and distribution. If this provision is violated the right of the Eligible Employee to purchase Shares shall terminate and the only right remaining under such Eligible Employee's election to purchase will be to have paid over to the person entitled thereto the amount then credited to the Eligible Employee's account.

12. Cancellation of Election to Purchase. An Eligible Employee who has elected to purchase Shares may cancel his election in its entirety or may partially cancel his election by reducing the amount which he has authorized the Company to withhold from his pay for each payroll period during the Purchase Period. Any such full or partial cancellation shall be effective upon the delivery by the Eligible Employee of written notice of cancellation to the office or person designated to receive elections. Such notice of cancellation must be so delivered before the close of business on the last business day of the Purchase Period. If an Eligible Employee partially cancels his original election by reducing the amount authorized to be withheld from his pay, he shall continue to make installment payments at the reduced rate for the remainder of the Purchase Period. Only one partial cancellation may be made during a Purchase Period.

                  An Eligible Employee's rights upon the full or partial cancellation of his election to purchase Shares shall be limited to the following:

                  (a) He may receive in cash, as soon as practicable after delivery of the notice of cancellation, the amount then credited to his account, except, in the case of a partial cancellation, he must retain in his account the cumulative installment payments made through the date of cancellation until the end of the Purchase Period, or

                  (b) He may have the amount credited to his account at the time the cancellation becomes effective applied to the purchase of the number of shares such amount will then purchase at the end of the Purchase Period.

13. Leave Of Absence Or Layoff. An Eligible Employee purchasing Stock under the Plan who is granted a leave of absence (including a military leave) or is laid off during the Purchase Period may at that time (on a form provided by the Company) elect one of the following:

         (a) He may suspend payments during the leave of absence, or, in the case of a layoff, he may suspend payments for not more than 90 days, but not in either case beyond the last month of the Purchase Period, or

         (b)      He may cancel his election in accordance with Paragraph 12.

                  If Option (a) is elected, the Eligible Employee at the end of the suspension period must make up the deficiency in his account either by immediate lump sum payment or with installment payments so that, assuming the maximum purchase price per share, payment for the maximum number of Shares covered by his option will be completed in the last month of the Purchase Period. If the Eligible Employee elects to make increased installment payments, he may, nevertheless, at any time make up his remaining deficiency by a lump sum payment.

                  If an Eligible Employee does not return to active service upon the expiration of his leave of absence or within 90 days from the date of his layoff, his election to purchase shall be deemed to have been canceled at the time of the leave of absence or layoff.

                  In no event shall an Eligible Employee be permitted to complete payment for any Shares after 27 months from the date of the commencement of the Subscription Period.

14. Effect of Failure To Make Payments When Due. If in any payroll period, for any reason not set forth in Paragraph 13, an Eligible Employee who has filed an election to purchase Shares under the Plan has no pay or his pay is insufficient (after other authorized deductions) to permit deduction of his installment payment, such payment may be made in cash at the time. If not so made, the Eligible Employee, when his pay is again sufficient to permit the resumption of installment payments, must pay in cash the amount of the deficiency in his account or arrange for uniformly increased installment payments so that, assuming the maximum purchase price per share, payment for the maximum number of Shares covered by his option will be completed in the last month of the Purchase Period. If the Eligible Employee elects to make increased installment payments, he may, nevertheless, at any time make up the remaining deficiency by a lump sum payment.

                  Subject to the above and other provisions of the Plan permitting postponement, the Company may treat the failure by an Eligible Employee to make any payment as a cancellation of his election to purchase shares. Such cancellation will be affected by mailing notice to him at his last known business or home address. Upon such mailing, his only right will be to receive in cash the amount credited to his account.

15. Retirement and Disability. If an Eligible Employee who has elected to purchase Shares retires or becomes disabled within 3 months prior to the end of a Purchase Period, he may, by delivering written notice to the office or person designated to receive elections no later than the end of the Purchase Period, elect to:

         (a) Have the amount credited to his account at the time of his retirement or disability applied to the purchase of the number of Shares such amount will purchase at the end of the Purchase Period; or

         (b) Make a lump sum payment in the amount of any deficiency for the remaining portion of the Purchase Period; or

         (c) Cancel his election to purchase Shares in accordance with the provisions of Paragraph 12.

                  If no such notice is given within such period, the election will be deemed canceled as of the date of retirement or disability and the only right of the Eligible Employee will be to receive in cash the amount credited to his account. For purposes of the Plan, an Eligible Employee shall be considered to have retired if he terminates employment with the Company or a Subsidiary after having completed at least 10 years of continuous employment and attained age 55. An Eligible Employee shall be considered disabled if he becomes eligible for permanent and total disability benefits under the Company's long-term disability plan.

16. Death. If an Eligible Employee, including a retired or disabled Eligible Employee described in Section 15, dies and has an election to purchase Shares in effect at the time of his death, the legal representative of the deceased Eligible Employee may, by delivering written notice to the office or person designated to receive elections no later than the end of the Purchase Period, elect to:

         (a) Have the amount credited to the Participant's account at the time of his death applied to the purchase of the number of Shares such amount will purchase at the end of the Purchase Period; or

         (b) Make a lump sum payment in the amount of any deficiency for the remaining portion of the Purchase Period; or

         (c) Cancel the election to purchase Shares in accordance with the provisions of Paragraph 12.

                  If no such notice is given within such period, the election will be deemed canceled as of the date of death, and the only right of such legal representative will be to receive in cash the amount credited to the deceased Eligible Employee's account.

17. Termination of Employment Other Than For Retirement, Disability Or Death. If an Eligible Employee's employment with the Company and all Subsidiaries and other affiliates of the Company is terminated for any reason other than retirement or disability within 3 months prior to the end of a Purchase Period or death prior to the end of the Purchase Period, his election to purchase shall thereupon be deemed canceled as of the date on which his employment ended. In such an event, no further payments under such election will be permitted, and the Eligible Employee's only right will be to receive in cash the amount credited to his account.

18. Application of Funds. All funds received by the Company in payment for Shares purchased under the Plan and held by the Company at any time may be used for any valid corporate purpose.

19. Governmental Approvals or Consents. The Plan shall not be effective unless it is approved by the stockholders of the Company within 12 months after the Plan is adopted by the Board of Directors of the Company. The Plan and any offerings and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. The Board of Directors of the Company may make such changes in the Plan and include such terms in any offering under the Plan as may be necessary or desirable, in the opinion of counsel, so that the Plan will comply with the rules and regulations of any governmental authority and so that Eligible Employees participating in the Plan will be eligible for tax benefits under the United States Internal Revenue Code or the laws of any state.